Exhibit 4(d)

Description of the Registrant’s Securities Registered
Under Section 12 of the Securities Exchange Act of 1934

The following summarizes certain material terms and provisions of SJI’s securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF CAPITAL STOCK

SJI is authorized to issue 220,000,000 shares of common stock, $1.25 par value per share, and 2,500,000 shares of preference stock, without par value.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SJI.” All outstanding shares of our common stock are validly issued, fully paid and nonassessable.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Certificate of Incorporation, as amended through February 27, 2015 (as so amended, our “Certificate of Incorporation”), our Bylaws, as amended and restated through April 21, 2017 (our “Bylaws”), and the laws of the state of New Jersey.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders.

There is no provision for cumulative voting with regard to the election of directors. This could prevent directors from being elected by a relatively small group of shareholders.

Dividend Rights

Holders of our common stock are entitled to receive any dividends our board of directors may declare on our common stock, subject to the prior rights of any preference stock. Our board of directors may declare dividends from funds legally available for this purpose.

Liquidation Rights

If we liquidate, dissolve or are wound up, then after payment of or provision for claims of creditors and after payment of any liquidation preferences to holders of any preference stock, the holders of our common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock.

Other Rights

The holders of our common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of SJI and no rights to convert their common stock into any other securities. Our common stock is not subject to any redemption or sinking fund provisions.

Preference Stock

Our board of directors has the authority, without other action by shareholders, to issue preference stock in one or more series.

Our board of directors has the authority to determine the terms of each series of preference stock, within the limits of our amended and restated articles of incorporation, our amended and restated by-laws and the laws of the state of New Jersey. These terms include the number of shares in a series and applicable dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights, if any.

Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws and New Jersey law

Certain provisions of our Certificate of Incorporation, our Bylaws and New Jersey law could discourage, delay or prevent some transactions involving unsolicited acquisitions or changes of control of the Company. We believe that these provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interests of the Company, our shareholders and certain other constituents. However, such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of the Company, even when a majority of our shareholders might consider such proposals, if made, desirable. Such provisions also may have the effect of making it more difficult for third parties to cause the replacement of our current management without the assent of our board of directors. These provisions include:

•    limitations on certain transactions (including mergers, consolidations, asset dispositions and securities issuances) with certain entities that beneficially own 5% or more of our capital stock;
•    a requirement for the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding common stock to amend the limitations on such transactions;
•    authorization of our board of directors to issue common stock and preference stock from time to time in its discretion;
•    authorization of our board of directors to establish one or more series or classes of undesignated preference stock, the terms of which can be determined by our board of directors at the time of issuance;
•    noncumulative voting;
•    authorization of our directors to fill any vacancies on our board of directors, including vacancies resulting from a board resolution to increase the number of directors; and
•    advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by our board of directors.

Transactions with Related Persons

Our Certificate of Incorporation prohibits us from engaging in certain transactions with certain “Related Persons,” as further described further below, including (i) any merger or consolidation, (ii) any sale, lease, exchange or other disposition of any substantial part of our assets or (iii) any issuance or transfer of any securities having voting power in exchange for securities, cash or other property unless (x) approved by the affirmative vote of the holders of at least 80% of the outstanding shares of all classes of our capital stock entitled to vote in the election of directors or (y) approved by our board of directors prior to the time that the Related Person became a Related Person. The restriction applies to any such transaction with a person who was a Related Person within the 12 months preceding the record date for determination of the shareholders entitled to notice of the transaction and to vote thereon.

A “Related Person” is defined for this purpose as any person (other than a corporation or any subsidiary of SJI) who is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors.

The provisions of our Certificate of Incorporation relating to transactions with Related Persons may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.

Anti-Takeover Effects of the New Jersey Shareholders Protection Act

We are subject to Section 14A:10A of the New Jersey Shareholders Protection Act. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless (i) the corporation’s board of directors approved the combination prior to the shareholder becoming an interested stockholder or (ii) the corporation’s board of directors approved the transaction or series of transactions which caused the person to become an interested stockholder before the person became an interested stockholder and any subsequent business combination with that interested stockholder is approved by independent members of the board of directors and the holders of a majority of the voting stock not beneficially owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute. An “interested stockholder” is defined for this purpose to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined to include, among other things:

•    the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder;
•    the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets; or
•    the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

Authorized but Unissued Common Stock and Preference Stock

The authorized but unissued shares of our common stock and preference stock are available for future issuance without shareholder approval. Further, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to any such preference stock and could issue such stock in either public or private transactions.

New Jersey law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply to us so long as our common stock remains listed on the New York Stock Exchange, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock.

We may issue additional shares for a variety of corporate purposes. We may engage in public or private offerings to raise additional capital or to facilitate corporate acquisitions. We may issue shares of common or preference stock to persons friendly to current management. Such an issuance may discourage, delay or prevent an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. This could deprive our shareholders of opportunities to sell their shares of our stock at prices higher than prevailing market prices. Our board of directors could also use these shares to dilute the ownership of persons seeking to obtain control of the Company.

Number of Directors; Filling of Vacancies

Our Bylaws provide that our board of directors will have eleven directors. The size of the board of directors may be changed by a majority vote of the board of directors. Our Bylaws permit the board of directors to fill any new directorships it creates and any other vacancies. Accordingly, our board of directors may be able to prevent any shareholder from obtaining majority representation on our board of directors by increasing the size of the board of directors and filling the newly created directorships with its own nominees.

The provisions of our Bylaws relating to the number of directors and filling of vacancies may be amended only by the majority vote of the directors or the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.

Advance Notice Provisions

Our Bylaws provide that in order for a shareholder to nominate a director or bring other business before an annual meeting, the shareholder must give written notice, in proper form, to our Secretary (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the previous year’s annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the anniversary date, (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the previous year’s annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever comes first, and (iii) in the case of any special meeting of the shareholders, not less than 60 days nor more than 90 days prior to the date of such meeting.

Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors. The notice of any nomination for election as a director must set forth:

•    the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
•    the class and number of shares of the Company beneficially owned by the shareholder and any persons acting in concert with the shareholder;
•    a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the shareholder;
•    such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by our board of directors; and
•    the consent of each nominee to serve as a director if so elected.
The notice to bring any other matter a shareholder proposes to bring before a meeting of the shareholders must also set forth:

•    a description of the proposal containing all material information relating thereto; and
•    a representation that the shareholder is a holder of record of the stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.
The advance notice provisions may discourage, delay or prevent a person from bringing matters before a shareholder meeting. The provisions may provide enough time for us to begin litigation or take other steps to respond to these matters, or to prevent them from being acted upon.

Transfer Agent

Broadridge Corporate Issuer Solutions, Inc., serves as our transfer agent and registrar.

DESCRIPTION OF DEBT SECURITIES

General

The following description of the terms of the debt securities (the “Notes”) summarizes certain general terms that will apply to the Notes. The Notes are a series of subordinated debt securities under an Indenture between us and Branch Banking and Trust Company, as Trustee, as supplemented from time to time, including by a First Supplemental Indenture (the “Supplemental Indenture”), collectively referred to as the “Indenture.”

The Note are issuable in denominations of $25.00 or any integral multiple of $25.00 in excess thereof. The Notes are issued at an initial aggregate principal amount of $200,000,000. We may from time to time, without the consent of existing holders, create and issue further junior subordinated notes having the same terms and conditions as the Notes being offered hereby in all respects, except for the issue date, the issue price and, if applicable, the first payment of interest thereon and the initial interest accrual date; provided, however, that such additional junior subordinated notes must be fungible with the Notes offered hereby for U.S. federal income tax purposes, and any such additional junior subordinated notes issued in this manner will be consolidated with, and will form a single series with, the previously issued Notes.

As used in this prospectus supplement, “business day” means, with respect to the Notes, any day other than a Saturday or Sunday that is neither a legal holiday in New York, New York nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close, or a day on which the Corporate Trust Office is closed for business.

Maturity

The Notes mature as to principal on September 16, 2079, unless earlier redeemed.

Interest

Interest on the Notes accrue from and including their date of initial issuance to, but excluding, the maturity date or earlier redemption date at a rate of 5.625% per year. Subject to our right to defer interest payments as described below, interest on the Notes are payable quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, beginning on December 16, 2019. If any date on which interest, principal or premium, if any, is payable on the Notes is not a business day, then payment of the interest, principal or premium, if any, payable on that date will be made on the next succeeding day that is a business day, and no interest or payment will be paid in respect of the delay. Interest will be paid to the person in whose name the applicable Note is registered on the record date for the interest payment date. So long as all of the Notes remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day immediately preceding the applicable interest payment date. If any of the Notes do not remain in book-entry only form, the record date for each interest payment date will be the close of business on the fifteenth calendar day immediately preceding the applicable interest payment date (whether or not a business day). In either case, however, a special record date shall apply for the payment of interest which is deferred as described below. See “—Option to Defer Interest Payments.”

Interest is calculated on the basis of a 360-day year, consisting of twelve 30-day months, and accrues from September 16, 2019 or from the most recent interest payment date to which interest has been paid or duly provided for.

Option to Defer Interest Payments

So long as there is no event of default under the Indenture with respect to the Notes that has occurred and is continuing, we may defer interest payments on the Notes, from time to time, for one or more optional deferral periods of up to 40 consecutive quarterly periods, except that no such optional deferral period may extend beyond the maturity date or redemption date, if earlier, of the Notes. During this optional deferral period, interest on the Notes will still accrue at a rate of 5.625% per year. In addition, interest on the deferred interest will accrue at a rate of 5.625% per year, compounded quarterly, to the extent permitted by law. No interest will be due and payable on the Notes until the end of an optional deferral period, except upon a redemption of the Notes during such optional deferral period.

Before the end of any optional deferral period that is shorter than 40 consecutive quarterly periods, we may extend the optional deferral period, so long as the entire optional deferral period does not exceed 40 consecutive quarterly periods or extend beyond the maturity date or redemption date, if earlier, of the Notes. We may also elect to shorten the length of any optional deferral period. No optional deferral period (including as extended or shortened) may end on a day other than the last day of a scheduled quarterly interest payment period. At the end of any optional deferral period, if all amounts then due on the Notes, including interest on accrued and unpaid interest, have been paid, we may elect to begin a new optional deferral period.

During any optional deferral period, we will not do any of the following:

• declare or pay any dividends or distributions on our capital stock;
• redeem, purchase, acquire or make a liquidation payment with respect to our capital stock;
• pay any principal, interest or premium on, or repay, repurchase or redeem any of our debt securities that are equal or junior in right of payment with the Notes; or
• make any payments with respect to any of our guarantees of debt securities if such guarantee is equal or junior in right of payment with the Notes.

However, during an optional deferral period, we may (a) declare and pay dividends or distributions payable solely in shares of common stock or options, warrants or rights to subscribe for or purchase shares of our common stock, (b) declare and pay any dividend in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by us to all holders of our common stock of rights entitling them to subscribe for or purchase common stock or any class or series of preferred stock, which rights (1) are deemed to be transferred with such common stock, (2) are not exercisable and (3) are also issued in respect of future issuances of common stock, in each case until the occurrence of a specified event or events, (c) issue any of our shares of capital stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (d) reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock, (e) purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchase common stock related to the issuance of common stock or rights under our dividend reinvestment plan or any of our benefit plans for our directors, officers, employees, consultants or advisors.

We will give the holders of the Notes and the trustee notice of our election or any shortening or extension of an optional deferral period at least ten business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to the NYSE or any applicable self-regulatory organization or to holders of the Notes of such next succeeding interest payment date or the record date therefor. The special record date established under the Indenture for the payment of deferred interest will be the regular record date with respect to the interest payment date at the end of the respective optional deferral period.

Optional Redemption

At any time and from time to time on or after September 16, 2024, we will have the right to redeem the Notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

Redemption Following a Tax Event

Before September 16, 2024, we will have the right to redeem the Notes, in whole but not in part, at our option, by a redemption notice, following the occurrence of a Tax Event (as defined below), at a redemption price equal to 100%

of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

A “Tax Event” means that we have received an opinion of counsel experienced in such matters to the effect that, as a result of:

• any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
• an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;
• any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
• a threatened challenge asserted in writing in connection with our audit or an audit of any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Redemption Following a Rating Agency Event

Before September 16, 2024, we will have the right to redeem the Notes, in whole but not in part, at our option, by a redemption notice, following the occurrence of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of such Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Notes on the date of initial issuance of the Notes (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Notes would have been in effect had the current methodology not been changed, or (ii) reduces the amount of equity credit assigned to the Notes as compared with the amount of equity credit that such rating agency had assigned to the Notes as of the date of initial issuance thereof.

Redemption Procedures

We will provide not less than 15 nor more than 60 days’ notice mailed (or, as long as the Notes are represented by one or more global securities, transmitted in accordance with DTC’s procedures) to each registered holder of the Notes to be redeemed. With respect to any redemption of the Notes, if the redemption notice is given and funds deposited as required, then interest will cease to accrue from and after the redemption date on the Notes or portions of such Notes called for redemption. In the event that any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Subordination; Ranking

The Notes will be our direct and unsecured obligations and will rank junior and be subordinated, to the extent and in the manner set forth in the Indenture, in right of payment and upon liquidation to the prior payment in full of all of our priority indebtedness.

“Priority indebtedness” means the principal, premium, interest and any other payment in respect of any of the following:

• all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;
• our obligations under synthetic leases, finance leases and capitalized leases;
• our obligations for reimbursement under letters of credit, surety bonds, banker’s acceptances, security purchase facilities or similar facilities issued for our account;
• any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and
• all indebtedness of others of the kinds described in the preceding categories which we have assumed, endorsed or guaranteed or with respect to which we have a similar contingent obligation.

However, “priority indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business, indebtedness to our subsidiaries, and any other indebtedness that effectively by its terms, or expressly provides that it, ranks on parity with, or junior to, the Notes.

If:

• we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
• a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any priority indebtedness; or
• the maturity of any priority indebtedness has been accelerated because of a default on that priority indebtedness, then the holders of priority indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that priority indebtedness, and, in the case of the second and third instances, of all amounts due on that priority indebtedness, or we will make provision for those payments, before the holders of the Notes have the right to receive any payments of principal or interest on the Notes. Our inability to make payments on the Notes due to the subordination provisions applicable to the Notes will not prevent an event of default from occurring under the Indenture with respect to the Notes.

In the event of our dissolution or winding up or total or partial liquidation or reorganization, whether in bankruptcy, receivership or other similar proceedings, we will first pay in full, or provide for payment in money or money’s worth, all priority indebtedness, including any premium and accrued interest, before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Notes (other than shares of capital stock or subordinated debt securities of the reorganized entity, which we refer to as “Reorganized Securities”). In such an event, we will pay or deliver directly to the holders of priority indebtedness, any payment or distribution otherwise payable or deliverable to holders of the Notes (other than Reorganized Securities). We will make the payments to the holders of priority indebtedness according to priorities existing among those holders until all priority indebtedness, including any premium and accrued interest, is paid in full or we have provided for payment thereof in money or money’s worth.

In such an event, after we have paid in full all amounts owed on priority indebtedness, the holders of Notes together with the holders of any of our other obligations that rank equally with the Notes will be entitled to receive from our remaining assets any principal, premium, if any, or interest due at that time on the Notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Notes.

If we violate the Indenture by making a payment or distribution (other than Reorganized Securities) to the Trustee or the holders of the Notes before we have paid all the priority indebtedness in full or provided for payment thereof in money or money’s worth, then the Trustee and such holders of the Notes will have to pay or transfer such payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee, agent or other person distributing our assets or securities for payment of the priority indebtedness. Because of the subordination provisions of the Indenture, if we become insolvent, holders of priority indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors.

The Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it, and we expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Notes. The Notes will rank equal in right of payment to our existing pari passu indebtedness and any other pari passu subordinated indebtedness that we may incur in the future. At June 30, 2019, we had outstanding approximately $2,974.9 million of consolidated indebtedness, consisting of approximately (i) $1,012.0 million of unsecured and unsubordinated indebtedness that will rank senior in priority with respect to the Notes, (ii) $279.5 million of unsecured junior subordinated indebtedness that will rank equal in priority with respect to the Notes and (iii) $1,683.4 million of indebtedness of our subsidiaries, which is structurally senior to our obligations on the Notes.

The Notes will be our direct obligations exclusively, and are not the obligations of any of our subsidiaries. Our obligations on the Notes will be structurally subordinated to all existing and future liabilities, including indebtedness, and the preferred stock of each of our subsidiaries. The rights that we and our creditors would have to participate in the assets of any such subsidiary upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors. Certain of our subsidiaries have incurred substantial amounts of debt in the operation and expansion of their businesses, and we anticipate that certain of our subsidiaries will do so in the future.

Holders of the Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities.

Events of Default

The following “events of default” are applicable to the Notes (and not any other events of default described in the accompanying prospectus):

• failure to pay interest on the Notes within 60 days after such interest is due (provided, however, that a failure to pay interest during a valid optional deferral period, as discussed above in “—Option to Defer Interest Payments” will not constitute an event of default);
• failure to pay principal of or any premium on the Notes when due; and
• certain bankruptcy, insolvency or reorganization events with respect to us.

With respect to the Notes, a failure to comply with the other covenants under the Indenture does not constitute an event of default. See “Description of Debt Securities—Events of Default” in the accompanying prospectus for a description of rights and remedies relating to events of default. The Trustee has no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of the holders of the Notes pursuant to the Indenture in connection with any failure to comply with such other covenants.

Agreement by Holders of Certain Tax Treatment

Each holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for all United States federal, state and local tax purposes.

Sinking Fund

There is no provision for a sinking fund applicable to the Notes.

Conforming Amendments

We and the Trustee may, from time to time, without the consent of the holders of the Notes, modify and amend the Supplemental Indenture, and the instruments evidencing the Notes, if such modification or amendment only conforms the terms of the Supplemental Indenture or such instruments to the terms thereof as contained in this prospectus supplement and the accompanying prospectus.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws principles thereof).

Description of the Equity Units

General

We will issue the Equity Units under the purchase contract and pledge agreement among us and U.S. Bank National Association, as purchase contract agent (the “purchase contract agent”), collateral agent (the “collateral agent”), custodial agent (the “custodial agent”) and securities intermediary. The Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of 5,000,000 Corporate Units (or 5,750,000 Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $50.

Each Corporate Unit offered will consist of:

• a purchase contract under which:
• the holder will agree to purchase from us, and we will agree to sell to the holder, on April 15, 2021 (or if such day is not a business day, the following business day), which we refer to as the “purchase contract settlement date,” or earlier upon early settlement, for $50, a number of shares of our common stock equal to the applicable settlement rate described under “Description of the Purchase Contracts—Purchase of Common Stock,” “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” as the case may be, plus, in the case of an early settlement upon a fundamental change, the number of make-whole shares; and
• we will pay the holder quarterly contract adjustment payments at the rate of 3.55% per year on the stated amount of $50, or $1.775 per year, subject to our right to defer such contract adjustment payments as described under “Description of the Purchase Contracts—Contract Adjustment Payments,” and

either:

• a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount 2018 Series A 3.70% remarketable junior subordinated note due 2031 issued by us, and under which we will pay to the holder 1/20, or 5%, of the interest payment on a $1,000 principal amount RSN at the initial rate of 3.70%, or $37 per year per $1,000 principal amount of RSNs, subject to our right to defer such interest payments as described under “Description of the Remarketable Junior Subordinated Notes—Option to Defer Interest Payments;” or
• following a successful optional remarketing, the applicable ownership interest in a portfolio of U.S. Treasury securities, which we refer to as the “Treasury portfolio.”

“Applicable ownership interest” means, with respect to the Treasury portfolio,

(1) a 1/20, or 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that mature on or prior to the purchase contract settlement date; and

(2) for the scheduled interest payment occurring on the purchase contract settlement date, a 0.04625% undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the Treasury portfolio in connection with a successful optional remarketing have a yield that is less than zero, the Treasury portfolio will consist of an amount in cash equal to the aggregate principal amount at maturity of the U.S. Treasury securities described in clauses (1) and (2) above. If the provisions set forth in this paragraph apply, references to “Treasury security” and “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the Treasury portfolio will, thereafter, be deemed to be references to such amount of cash.

So long as the Equity Units are in the form of Corporate Units, the related undivided beneficial ownership interest in the RSN or the applicable ownership interest in the Treasury portfolio described in clause (1) of the definition of “applicable ownership interest” above (or $50 in cash, if the immediately preceding paragraph applies), as the case may be, will be pledged to us through the collateral agent to secure the holders’ obligations to purchase our common stock under the related purchase contracts.

Creating Treasury Units by Substituting a Treasury Security for an RSN

Each holder of 20 Corporate Units may create, at any time other than after a successful remarketing or during a blackout period (as defined below), 20 Treasury Units by substituting for an RSN a zero-coupon U.S. Treasury security (for example, CUSIP No. 9128204V6) with a principal amount at maturity equal to $1,000 and maturing on or prior to April 15, 2021, which we refer to as a “Treasury security.” This substitution would create 20 Treasury Units and the RSN would be released from the pledge under the purchase contract and pledge agreement and delivered to the holder and would be tradable and transferable separately from the Treasury Units. Because Treasury securities and RSNs are issued in integral multiples of $1,000, holders of Corporate Units may make the substitution only in integral multiples of 20 Corporate Units. After a successful remarketing, holders may not create Treasury Units from Corporate Units or recreate Corporate Units from Treasury Units.

Each Treasury Unit will consist of:

• a purchase contract under which:
• the holder will agree to purchase from us, and we will agree to sell to the holder, on the purchase contract settlement date, or earlier upon early settlement, for $50, a number of shares of our common stock equal to the applicable settlement rate, plus, in the case of an early settlement upon a fundamental change, the number of make-whole shares; and
• we will pay the holder quarterly contract adjustment payments at the rate of 3.55% per year on the stated amount of $50, or $1.775 per year, subject to our right to defer the contract adjustment payments; and
• a 1/20, or 5%, undivided beneficial ownership interest in a Treasury security.

The term “blackout period” means the period (1) if we elect to conduct an optional remarketing, from 4:00 p.m., New York City time, on the second business day (as defined below) immediately preceding the first day of the optional remarking period until the settlement date of such optional remarketing or the date we announce that such remarketing was unsuccessful and (2) after 4:00 p.m., New York City time, on the second business day immediately preceding the first day of the final remarketing period.

The term “business day” means any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close or a day on which the corporate trust office of the purchase contract agent is closed for business.

The Treasury Unit holder’s beneficial ownership interest in the Treasury security will be pledged to us through the collateral agent to secure the holder’s obligation to purchase our common stock under the related purchase contracts.

To create 20 Treasury Units, a holder is required to:

• deposit with the collateral agent a Treasury security that has a principal amount at maturity of $1,000, which must be purchased in the open market at the expense of the Corporate Unit holder, unless otherwise owned by the holder; and
• transfer to the purchase contract agent 20 Corporate Units, accompanied by a notice stating that the holder of the Corporate Units has deposited a Treasury security with the collateral agent, and directing that the purchase contract agent instruct the collateral agent to release the related RSN.

Upon receiving instructions from the purchase contract agent and receipt of the Treasury security, the collateral agent will release the related RSN from the pledge and deliver it to the purchase contract agent on behalf of the holder, free and clear of our security interest. The purchase contract agent then will (in accordance with instructions provided for in the aforementioned notice from the holders):

• cancel the 20 Corporate Units;

• transfer the related RSN to the holder; and
• deliver 20 Treasury Units to the holder.

The Treasury security will be substituted for the RSN and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the related purchase contracts. The RSN thereafter will trade and be transferable separately from the Treasury Units.

Holders who create Treasury Units will be responsible for any taxes, governmental charges or other fees or expenses (including, without limitation, fees and expenses payable to the collateral agent) attributable to such collateral substitution. See “Certain Provisions of the Purchase Contract and Pledge Agreement—Miscellaneous.”

Recreating Corporate Units

Each holder of 20 Treasury Units will have the right, at any time, other than during a blackout period or after a successful remarketing, to substitute for the related Treasury security held by the collateral agent an RSN having a principal amount equal to $1,000. This substitution would recreate 20 Corporate Units and the applicable Treasury security would be released from the pledge under the purchase contract and pledge agreement and delivered to the holder and would be tradable and transferable separately from the Corporate Units. Because Treasury securities and RSNs are issued in integral multiples of $1,000, holders of Treasury Units may make this substitution only in integral multiples of 20 Treasury Units. After a successful remarketing, holders may not recreate Corporate Units from Treasury Units.

To recreate 20 Corporate Units, a holder is required to:

• deposit with the collateral agent an RSN having a principal amount of $1,000, which must be purchased in the open market at the expense of the Treasury Unit holder, unless otherwise owned by the holder; and
• transfer to the purchase contract agent 20 Treasury Units, accompanied by a notice stating that the holder of the Treasury Units has deposited an RSN having a principal amount of $1,000 with the collateral agent and directing that the purchase contract agent instruct the collateral agent to release the related Treasury security and to instruct the securities intermediary to transfer such Treasury security to the purchase contract agent for distribution to the holder, free and clear of our security interest.

Upon receiving instructions from the purchase contract agent and receipt of the RSN having a principal amount of $1,000, the collateral agent will promptly release the related Treasury security from the pledge and promptly instruct the securities intermediary to transfer such Treasury security to the purchase contract agent for distribution to the holder, free and clear of our security interest. The purchase contract agent then will:

• cancel the 20 Treasury Units;
• transfer the related Treasury security to the holder; and
• deliver 20 Corporate Units to the holder.

The $1,000 principal amount RSN will be substituted for the Treasury security and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the related purchase contracts. The Treasury security thereafter will trade and be transferable separately from the Corporate Units.

Holders who recreate Corporate Units will be responsible for any taxes, governmental charges or other fees or expenses (including, without limitation, fees and expenses payable to the collateral agent) attributable to the collateral substitution. See “Certain Provisions of the Purchase Contract and Pledge Agreement—Miscellaneous.”

Payments on the Equity Units

Holders of Corporate Units and Treasury Units will receive quarterly contract adjustment payments payable by us at the rate of 3.55% per year on the stated amount of $50 per Equity Unit. We will make all contract adjustment payments on the Corporate Units and the Treasury Units quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (except that if any such date is not a business day, contract adjustment payments will be payable on the following business day, without adjustment), commencing July 15, 2018. Unless the purchase contracts have been terminated (as described under “Description of the Purchase Contracts—Termination” below), we will make such contract adjustment payments until the earliest of the purchase contract settlement date, the fundamental change early settlement date (in the case of a fundamental change early settlement, as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” below) and the most recent contract adjustment payment date on or before any other early settlement with respect to the related purchase contracts (in the case of an early settlement as described under “Description of the Purchase Contracts—Early Settlement” below). If the purchase contracts have been terminated, our obligation to pay the contract adjustment payments, including any accrued and unpaid contract adjustment payments and deferred contract adjustment payments (including compounded contract adjustment payments thereon), will cease. In addition, holders of Corporate Units will receive quarterly cash distributions consisting of their pro rata share of interest payments on the RSNs (or distributions on the applicable ownership interest in the Treasury portfolio, as applicable), equivalent to the rate of 3.70% per year. There will be no interest payments in respect of the Treasury securities that are a component of the Treasury Units, but to the extent that such holders of Treasury Units continue to hold the RSNs that were delivered to them when they created the Treasury Units, such holders will continue to receive the scheduled interest payments on their separate RSNs for as long as they hold the RSNs.

We have the right to defer payment of quarterly contract adjustment payments and of interest on the RSNs as described under “Description of the Purchase Contracts—Contract Adjustment Payments” and “Description of the Remarketable Junior Subordinated Notes—Option to Defer Interest Payments,” respectively.

Listing

We intend to apply to list the Corporate Units on the NYSE and expect trading to commence within 30 days of the initial issuance of the Corporate Units. Except in connection with early settlement, fundamental change early settlement, a termination event or settlement on the purchase contract settlement date with separate cash, unless and until substitution has been made as described in “—Creating Treasury Units by Substituting a Treasury Security for an RSN” or “—Recreating Corporate Units,” neither the RSN or applicable ownership interest in the Treasury portfolio component of a Corporate Unit nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The RSN or applicable ownership interest in the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Units. We will not list the Treasury Units or the RSNs on any exchange or quotation system.

Ranking

The RSNs, which are included in the Equity Units, will be our junior subordinated obligations, subordinated to our existing and future Priority Indebtedness (as defined under “Description of the Remarketable Junior Subordinated Notes—Subordination”). The RSNs will be issued under the subordinated indenture and the first supplemental indenture (each as defined under “Description of the Remarketable Junior Subordinated Notes—Ranking”).

In addition, our obligations with respect to contract adjustment payments will be subordinate in right of payment to our existing and future Priority Indebtedness (as defined under “Description of the Remarketable Junior Subordinated Notes—Subordination”).

The RSNs and our obligations with respect to contract adjustments payments will be structurally subordinated to existing or future preferred stock and indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the RSNs or the purchase contracts or to provide us with funds to meet our respective payment obligations on the RSNs or purchase contracts. Any payment of dividends, loans or advances by our subsidiaries to us could be subject to regulatory, statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations. See “Price Range of Our Common Stock” and “Dividend Policy.” Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or similar reorganization, and therefore the right of the holders of the RSNs or purchase contracts to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. Even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Voting and Certain Other Rights

Prior to the delivery of shares of common stock under each purchase contract, such purchase contract shall not entitle the holder of the Corporate Units or Treasury Units to any rights of a holder of shares of our common stock, including, without limitation, the right to vote or receive any dividends or other payments or distributions or to consent to or to receive notice as a shareholder or other rights in respect of our common stock.

Agreed U.S. Federal Income Tax Treatment

Each beneficial owner of an Equity Unit, by purchasing a Corporate Unit, will be deemed to have agreed (unless otherwise required by any taxing authority or a change in applicable law after the initial issuance of the Equity Units) (1) to be treated as the owner of each of the purchase contract, the related RSN and the applicable ownership interests in the Treasury portfolio or Treasury security, as the case may be, for U.S. federal, state and local income tax purposes, (2) to treat the RSN as indebtedness for all U.S. federal, state and local tax purposes, and (3) to allocate, as of the issue date, 100% of the purchase price paid for the Corporate Units to its ownership interest in the RSNs and 0% to each purchase contract, which will establish its initial tax basis in each purchase contract as $0 and the beneficial owner’s initial tax basis in the RSN as $50. This position will be binding on each beneficial owner of each Equity Unit, but not on the IRS. See “Material United States Federal Income Tax Considerations.”

Repurchase of the Equity Units

We may purchase from time to time any of the Equity Units that are then outstanding by tender, in the open market, by private agreement or otherwise, subject to compliance with applicable law.

Description of the Purchase Contracts

In this Description of the Purchase Contracts, “SJI,” “we,” “us,” “our” and the “Company” refer only to South Jersey Industries, Inc. and any successor obligor, and not to any of its subsidiaries.

The following is a summary of some of the terms of the purchase contracts. The purchase contracts will be issued pursuant to the purchase contract and pledge agreement among us, the purchase contract agent, the collateral agent, the custodial agent and the securities intermediary. The summaries of the purchase contracts and the purchase contract and pledge agreement contain a description of the material terms of the contracts but are only summaries and are not complete. This summary is subject to and is qualified by reference to all the provisions of the purchase contract and pledge agreement, the subordinated indenture (as defined under “Description of the Remarketable Junior Subordinated Notes—Ranking”), the first supplemental indenture (as defined under “Description of the Remarketable Junior Subordinated Notes—Ranking”), the RSNs and the form of remarketing agreement, including the definitions of certain terms used therein, which have been or will be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying base prospectus form a part.

Purchase of Common Stock

Each purchase contract that is a component of a Corporate Unit or a Treasury Unit will obligate its holder to purchase, and us to issue and deliver, on April 15, 2021 (or if such day is not a business day, the following business day) (the “purchase contract settlement date”), for $50 in cash a number of shares of our common stock equal to the settlement rate (together with cash, if applicable, in lieu of any fractional shares of common stock in the manner described below), in each case, unless the purchase contract terminates prior to that date or is settled early at the holder’s option. The number of shares of our common stock issuable upon settlement of each purchase contract on the purchase contract settlement date (which we refer to as the “settlement rate”) will be determined as follows, subject to adjustment as described under “—Anti-dilution Adjustments” below:

(1) If the applicable market value of our common stock is equal to or greater than the “threshold appreciation price” of $35.40, the settlement rate will be 1.4124 shares of our common stock (we refer to this settlement rate as the “minimum settlement rate”).

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount of $50 (the “stated amount”), assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the threshold appreciation price, the aggregate market value of the shares issued upon settlement will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

(2) If the applicable market value of our common stock is less than the threshold appreciation price but greater than the “reference price” of $29.50, which will be the public offering price of our common stock in the concurrent common stock offering, the settlement rate will be a number of shares of our common stock equal to $50 divided by the applicable market value, rounded to the nearest ten thousandth of a share.

Accordingly, if the applicable market value of our common stock is less than the threshold appreciation price, but greater than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

(3) If the applicable market value of our common stock is less than or equal to the reference price of $29.50, the settlement rate will be 1.6949 shares of our common stock, which is equal to the stated amount divided by the reference price (we refer to this settlement rate as the “maximum settlement rate”).

Accordingly, if the applicable market value of our common stock is less than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common stock. If the market price of the common stock is the same as the reference price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

The threshold appreciation price is equal to $50 divided by the minimum settlement rate (such quotient rounded to the nearest $0.01), which is $35.40 and represents appreciation of 20% over the reference price.

We refer to the minimum settlement rate and the maximum settlement rate as the “fixed settlement rates.”

If you elect to settle your purchase contract early in the manner described under “—Early Settlement,” the number of shares of our common stock issuable upon settlement of such purchase contract will be 1.4124, the minimum settlement rate, subject to adjustment as described under “—Anti-dilution Adjustments.” If you elect to settle your purchase contract early upon a fundamental change, the number of shares of our common stock issuable upon settlement will be determined as described under “—Early Settlement Upon a Fundamental Change.”

The “applicable market value” means, as determined by us, the average volume-weighted average price, or VWAP, of our common stock for the trading days during the 20 consecutive scheduled trading-day period ending on the second scheduled trading day immediately preceding the purchase contract settlement date (the “market value averaging period”). The “VWAP” of our common stock means, for the relevant trading day, the per share VWAP on the principal exchange or quotation system on which our common stock is listed or admitted for trading as displayed under the heading Bloomberg VWAP on Bloomberg page “SJI <EQUITY> AQR” (or its equivalent successor if that page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such VWAP is unavailable, the market price of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

A “trading day” means, for purposes of determining a VWAP or closing price, a day (i) on which the principal exchange or quotation system on which our common stock is listed or admitted for trading is scheduled to be open for business and (ii) on which there has not occurred or does not exist a market disruption event.

A “market disruption event” means any of the following events:

• any suspension of, or limitation imposed on, trading by the principal exchange or quotation system on which our common stock is listed or admitted for trading during the one-hour period prior to the close of trading for the regular trading session on such exchange or quotation system (or for purposes of determining VWAP any period or periods prior to 1:00 p.m. New York City time aggregating one half hour or longer) and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to our common stock or in futures or options contracts relating to our common stock on the relevant exchange or quotation system; or
• any event (other than a failure to open or, except for purposes of determining VWAP, a closure as described below) that disrupts or impairs the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the principal exchange or quotation system on which our common stock is listed or admitted for trading (or for purposes of determining VWAP any period or periods prior to 1:00 p.m. New York City time aggregating one half hour or longer) in general to effect transactions in, or obtain market values for, our common stock on the relevant exchange or quotation system or futures or options contracts relating to our common stock on any relevant exchange or quotation system; or
• the failure to open of the principal exchange or quotation system on which futures or options contracts relating to our common stock are traded or, except for purposes of determining VWAP, the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

If a market disruption event occurs on any scheduled trading day during the market value averaging period, we will notify holders on the calendar day on which such event occurs.

If 20 trading days for our common stock have not occurred during the market value averaging period, all remaining trading days will be deemed to occur on the second scheduled trading day immediately prior to the purchase contract settlement date and the VWAP of our common stock for each of the remaining trading days will be the VWAP of our common stock on that second scheduled trading day or, if such day is not a trading day, the closing price as of such day.

The “closing price” per share of our common stock means, on any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price of our common stock on the principal U.S. securities exchange on which our common stock is listed, or if our common stock is not so listed on a U.S. securities exchange, the average of the last quoted bid and ask prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if those bid and ask prices are not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to the percentage of a whole share represented by such fractional share multiplied by the closing price of our common stock on the trading day immediately preceding the purchase contract settlement date (or the trading day immediately preceding the relevant settlement date, in the case of early settlement). If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

Unless:

• a holder has settled early the related purchase contracts by delivery of cash to the purchase contract agent in the manner described under “—Early Settlement” or “—Early Settlement Upon a Fundamental Change”;
• a holder of Corporate Units has settled the related purchase contracts with separate cash in the manner described under “—Notice to Settle with Cash”; or
• an event described under “—Termination” has occurred;

then, on the purchase contract settlement date,

• in the case of Corporate Units where there has not been a successful optional or final remarketing, the holder will be deemed to have exercised its put right as described under “—Remarketing” (unless it shall have elected not to exercise such put right by delivering cash as described thereunder) and to have elected to apply the proceeds of the put price to satisfy in full the holder’s obligation to purchase our common stock under the related purchase contracts;
• in the case of Corporate Units where the Treasury portfolio or cash has replaced the RSNs as a component of the Corporate Units following a successful optional remarketing, the portion of the proceeds of the applicable ownership interests in the Treasury portfolio when paid at maturity or an amount of cash equal to the stated amount of $50 per Corporate Unit will be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units;
• in the case of Corporate Units where the RSNs have been successfully remarketed during the final remarketing period, the portion of the remarketing proceeds sufficient to satisfy the holder’s obligation to purchase our common stock under the related purchase contracts will be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units; and
• in the case of Treasury Units, the proceeds of the related Treasury securities, when paid at maturity, will be applied to satisfy in full the holder’s obligation to purchase our common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Treasury Units.

The common stock will then be issued and delivered to the holder or the holder’s designee on the purchase contract settlement date. We will pay all stock transfer and similar taxes attributable to the initial issuance and delivery of the shares of our common stock pursuant to the purchase contracts, unless any such tax is due because the holder requests such shares to be issued in a name other than such holder’s name.

Prior to the settlement of a purchase contract, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract.

By purchasing a Corporate Unit or a Treasury Unit, a holder will be deemed to have, among other things:

• irrevocably appointed the purchase contract agent as its attorney-in-fact to enter into and perform the related purchase contract and the purchase contract and pledge agreement in the name of and on behalf of such holder;

• agreed to be bound by the terms and provisions of the Corporate Units or Treasury Units, as applicable, including, but not limited to, the terms of the related purchase contract and the purchase contract and pledge agreement, for so long as the holder remains a holder of Corporate Units or Treasury Units;
• consented to and agreed to be bound by the pledge of such holder’s right, title and interest in and to its undivided beneficial ownership interest in RSNs, the portion of the Treasury portfolio (or cash) described in the first clause of the definition of “applicable ownership interest,” or the Treasury securities, as applicable, and the delivery of such collateral by the purchase contract agent to the collateral agent; and
• agreed to the satisfaction of the holder’s obligations under the purchase contracts with the proceeds of the pledged undivided beneficial ownership in the RSNs, Treasury portfolio (or cash), Treasury securities or put price, as applicable, in the manner described above if the option to settle the purchase contracts through payment of separate cash is not elected.

Remarketing

We have agreed to enter into a remarketing agreement with one or more remarketing agents, the “remarketing agent,” no later than 20 days prior to the first day of the final remarketing period or, if we elect to conduct an optional remarketing, no later than 20 days prior to the first day of the optional remarketing period.

During a blackout period that relates to each remarketing period:

• you may not settle a purchase contract early;
• you may not create Treasury Units; and
• you may not recreate Corporate Units from Treasury Units.

We refer to each of an “optional remarketing” and a “final remarketing” as a “remarketing.” In a remarketing, the RSNs that are a part of Corporate Units (except, in the case of a final remarketing, where the holder has elected to settle the purchase contract through payment of separate cash) and any separate RSNs whose holders have elected to participate in the remarketing, as described under “Description of the Remarketable Junior Subordinated Notes—Remarketing of the RSNs That Are Not Included in Corporate Units,” will be remarketed.

Following any successful remarketing of the RSNs:

• the interest rate on the RSNs may be reset as described below and under “Description of the Remarketable Junior Subordinated Notes—Interest Rate Reset” below;
• interest will be payable on the RSNs semi-annually on April 15 and October 15 of each year;
• the RSNs will cease to be redeemable at our option, and the provisions described under “Description of the Remarketable Junior Subordinated Notes—Redemption at Our Option” and “—Redemption Procedures” will no longer apply to the RSNs; and
• we will cease to have the ability to defer interest payments on the RSNs, and the provisions described under “Description of the Remarketable Junior Subordinated Notes—Option to Defer Interest Payments” will no longer apply to the RSNs.

All such modifications will take effect only if the remarketing is successful, without the consent of holders, on the optional remarketing settlement date or the purchase contract settlement date, as the case may be, and will apply to all RSNs, whether or not included in the remarketing. All other terms of the RSNs will remain unchanged.

In order to remarket the RSNs, the remarketing agent, in consultation with us, may reset the interest rate on the RSNs (either upward or downward) in order to produce the required price in the remarketing, as discussed under “—Optional Remarketing” and “—Final Remarketing” below.

We will use commercially reasonable efforts to ensure that, if required by applicable law, a registration statement, including a prospectus, with regard to the full amount of the RSNs to be remarketed will be effective under the securities laws in a form that may be used by the remarketing agent in connection with the remarketing (unless a registration statement is not required under the applicable laws and regulations that are in effect at that time or unless we conduct any remarketing in accordance with an exemption under the securities laws).

We will separately pay a fee to the remarketing agent for its services as remarketing agent. Holders whose RSNs are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

Optional Remarketing

Unless a termination event has occurred, we may elect, at our option, to engage the remarketing agent pursuant to the terms of the remarketing agreement, to remarket the RSNs over a period selected by us that begins on or after January 13, 2021 (the second business day immediately preceding the last interest payment date prior to the purchase contract settlement date) and ends any time on or before March 29, 2021 (the eighth calendar day immediately preceding the first day of the final remarketing period). We refer to this period as the “optional remarketing period,” a remarketing that occurs during the optional remarketing period as an “optional remarketing” and the date the RSNs are priced in an optional remarketing as the “optional remarketing date.” In any optional remarketing, the aggregate principal amount of the RSNs that are a part of Corporate Units and any separate RSNs whose holders have elected to participate in the optional remarketing, as described under “Description of the Remarketable Junior Subordinated Notes—Remarketing of the RSNs That Are Not Included in Corporate Units,” will be remarketed. If we elect to conduct an optional remarketing, the remarketing agent will use its commercially reasonable efforts to obtain a price for the RSNs that results in proceeds of at least 100% of the aggregate of the Treasury portfolio purchase price (as defined below) and the separate RSNs purchase price (as defined below). To obtain that price, the remarketing agent may, in consultation with us, reset the interest rate, as described under “Description of the Remarketable Junior Subordinated Notes—Interest Rate Reset.” We will request that the depository notify its participants holding Corporate Units, Treasury Units and separate RSNs of our election to conduct an optional remarketing no later than five business days prior to the date we begin the optional remarketing.

Notwithstanding anything in this prospectus supplement to the contrary, we may not elect to conduct an optional remarketing if we are then deferring interest on the RSNs. See “Description of the Remarketable Junior Subordinated Notes—Option to Defer Interest Payments.”

An optional remarketing on any remarketing date will be considered successful if the remarketing agent is able to remarket the RSNs for a price of at least 100% of the Treasury portfolio purchase price and the separate RSNs purchase price.

Following a successful optional remarketing of the RSNs, on the optional remarketing settlement date (as defined below), the portion of the remarketing proceeds equal to the Treasury portfolio purchase price will, except as described below, be used to purchase the Treasury portfolio and the remaining proceeds attributable to the RSNs underlying the Corporate Units will be remitted to the purchase contract agent for distribution pro rata to the holders of such Corporate Units. The portion of the proceeds attributable to the separate RSNs sold in the remarketing will be remitted to the custodial agent for distribution on the optional remarketing settlement date pro rata to the holders of such separate RSNs.

If we elect to conduct an optional remarketing and the remarketing is successful:

• settlement with respect to the remarketed RSNs will occur on the third business day following the optional remarketing date, unless the remarketed RSNs are priced after 4:30 p.m. New York City time on the optional remarketing date, in which case settlement will occur on the fourth business day following the optional remarketing date (we refer to such settlement date as the “optional remarketing settlement date”);
• the interest rate on the RSNs will be reset by the remarketing agent in consultation with us on the optional remarketing date and will become effective on the optional remarketing settlement date, if applicable;
• the other modifications to the terms of the RSNs, as described under “—Remarketing,” will become effective;

• after the optional remarketing settlement date, your Corporate Units will consist of a purchase contract and the applicable ownership interest in the Treasury portfolio (or cash), as described herein; and
• you may no longer create Treasury Units or recreate Corporate Units from Treasury Units.

If we do not elect to conduct an optional remarketing during the optional remarketing period or no optional remarketing succeeds for any reason, the RSNs will continue to be a component of the Corporate Units or will continue to be held separately and the remarketing agent will use its commercially reasonable efforts to remarket the RSNs during the final remarketing period.

For the purposes of a successful optional remarketing, “Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer in New York City to the quotation agent selected by us between 9:00 a.m. and 4:00 p.m., New York City time, on the optional remarketing date for the purchase of the Treasury portfolio for settlement on the optional remarketing settlement date; provided that if the Treasury portfolio consists of cash, “Treasury portfolio purchase price” means the amount of such cash.

Following a successful optional remarketing and receipt of the proceeds, the collateral agent will purchase, at the Treasury portfolio purchase price, a Treasury portfolio consisting of:

• U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the principal amount of the RSNs underlying the undivided beneficial ownership interests in RSNs included in the Corporate Units on the optional remarketing date; and
• U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been paid to the holders of the Corporate Units on the purchase contract settlement date on the principal amount of the RSNs underlying the undivided beneficial ownership interests in RSNs included in the Corporate Units on the optional remarketing date.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the Treasury portfolio in connection with a successful optional remarketing have a yield that is less than zero, the Treasury portfolio will consist of an amount in cash equal to the aggregate principal amount at maturity of the U.S. Treasury securities described in the bullet points above. If the provisions set forth in this paragraph apply, references in this prospectus supplement to a “Treasury security” and “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the Treasury portfolio will, thereafter, be deemed to be references to such amount in cash.

The applicable ownership interests in the Treasury portfolio will be substituted for the undivided beneficial ownership interests in RSNs that are components of the Corporate Units and the portion of the Treasury portfolio described in the first bullet above will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation under the purchase contracts. On the purchase contract settlement date, for each Corporate Unit, $50 of the proceeds from the Treasury portfolio will automatically be applied to satisfy the Corporate Unit holder’s obligation to purchase common stock under the purchase contract. In addition, proceeds from the portion of the Treasury portfolio described in the second bullet, which will equal the interest payment (assuming no reset of the interest rate) that would have been paid on the RSNs that were components of the Corporate Units at the time of remarketing, will be paid on the purchase contract settlement date to the holders of the Corporate Units.

If we elect to remarket the RSNs during the optional remarketing period and a successful remarketing has not occurred on or prior to March 29, 2021 (the last day of the optional remarketing period), we will cause a notice of the failed remarketing to be published no later than 9:00 a.m., New York City time, on the business day immediately following the last date of the optional remarketing period. This notice will be validly published by furnishing such information on Form 8-K or by making a timely release to any appropriate news agency, including Bloomberg Business News or the Dow Jones News Service. We will similarly cause a notice of a successful remarketing of the RSNs to be published no later than 9:00 a.m., New York City time, on the business day immediately following the date of such successful remarketing.

On each business day during any optional remarketing period, we have the right in our sole and absolute discretion to determine whether or not an optional remarketing will be attempted. At any time and from time to time during the optional remarketing period prior to the announcement of a successful optional remarketing, we have the right to postpone any optional remarketing in our sole and absolute discretion.

Final Remarketing

Unless a termination event or a successful optional remarketing has previously occurred, we will remarket the RSNs during the five business day period ending on, and including, April 12, 2021 (the third business day immediately preceding the purchase contract settlement date). We refer to this period as the “final remarketing period,” the remarketing during this period as the “final remarketing” and the date the RSNs are priced in the final marketing as the “final remarketing date.” In the final remarketing, the aggregate principal amount of the RSNs that are a part of Corporate Units (except where the holder has elected to settle the purchase contract through payment of separate cash) and any separate RSNs whose holders have elected to participate in the final remarketing will be remarketed. The remarketing agent will use its commercially reasonable efforts to obtain a price for the RSNs to be remarketed that results in proceeds of at least 100% of the principal amount of all the RSNs offered in the remarketing. To obtain that price, the remarketing agent, in consultation with us, may reset the interest rate on the RSNs as described under “Description of the Remarketable Junior Subordinated Notes— Interest Rate Reset.” We will request that the depository notify its participants holding Corporate Units, Treasury Units and separate RSNs of the final remarketing no later than seven days prior to the first day of the final remarketing period. In such notice, we will set forth the dates of the final remarketing period, applicable procedures for holders of separate RSNs to participate in the final remarketing, the applicable procedures for holders of Corporate Units to create Treasury Units and for holders of Treasury Units to recreate Corporate Units, the applicable procedures for holders of Corporate Units to settle their purchase contracts early and any other applicable procedures, including the procedures that must be followed by a holder of separate RSNs in the case of a failed remarketing if a holder of separate RSNs wishes to exercise its right to put its RSNs to us as described below and under “Description of the Remarketable Junior Subordinated Notes—Put Option upon Failed Remarketing.” We have the right to postpone the final remarketing in our sole and absolute discretion on any day prior to the last three business days of the final remarketing period.

A remarketing during the final remarketing period will be considered successful if the remarketing agent is able to remarket the RSNs for a price of at least 100% of the aggregate principal amount of all the RSNs offered in the remarketing.

If the final remarketing is successful:

• settlement with respect to the remarketed RSNs will occur on the purchase contract settlement date;
• the interest rate of the RSNs will be reset by the remarketing agent in consultation with us, and will become effective on the reset effective date, which will be the purchase contract settlement date, as described under “Description of the Remarketable Junior Subordinated Notes—Interest Rate Reset” below;
• the other modifications to the terms of the RSNs, as described under “—Remarketing,” will become effective;
• the collateral agent will remit the portion of the proceeds it receives equal to the total principal amount of the RSNs underlying the Corporate Units to us to satisfy in full the Corporate Unit holders’ obligations to purchase common stock under the related purchase contracts, any excess proceeds attributable to RSNs underlying Corporate Units that were remarketed will be remitted to the purchase contract agent for distribution pro rata to the holders of such RSNs and proceeds from the final remarketing attributable to the separate RSNs remarketed will be remitted to the custodial agent for distribution pro rata to the holders of the remarketed separate RSNs; and
• any accrued and unpaid interest on the RSNs, including any accrued and unpaid deferred interest (including compounded interest thereon), will be paid in cash by us on the purchase contract settlement date to the holders of such RSNs as of the relevant record date (whether or not such RSNs were remarketed in such successful final remarketing).

Unless a termination event has occurred, a holder has effected an early settlement or a fundamental change early settlement, or there has been a successful optional remarketing, each Corporate Unit holder has the option at any time on or after the date we give notice of a final remarketing to notify the purchase contract agent in writing at any time prior to 4:00 p.m., New York City time, on the second business day immediately prior to the first day of the final remarketing period of its intention to settle the related purchase contracts on the purchase contract settlement date with separate cash and to provide that cash on or prior to the business day immediately prior to the first day of the final remarketing period, as described under “—Notice to Settle with Cash.” The RSNs of any holder of Corporate Units who has not given this notice or failed to deliver the cash will be remarketed during the final remarketing period. In addition, holders of RSNs that do not underlie Corporate Units may elect to participate in the remarketing as described under “Description of the Remarketable Junior Subordinated Notes— Remarketing of RSNs That Are Not Included in Corporate Units.”

If, in spite of using its commercially reasonable efforts, the remarketing agent cannot remarket the RSNs during the final remarketing period at a price equal to or greater than 100% of the aggregate principal amount of the RSNs offered in the remarketing, a condition precedent set forth in the remarketing agreement has not been fulfilled or a successful remarketing has not occurred for any other reason, in each case resulting in a “failed remarketing,” holders of all RSNs will have the right to put their RSNs to us for an amount equal to the principal amount of their RSNs (the “put price”). The conditions precedent in the remarketing agreement will include, but not be limited to, the timely filing with the SEC of all material related to the remarketing required to be filed by us, the truth and correctness of certain representations and warranties made by us in the remarketing agreement, the furnishing of certain officer’s certificates to the remarketing agent, and the receipt by the remarketing agent of customary “comfort letters” from our auditors and opinions of counsel. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the RSNs underlying such Corporate Units unless the holder has provided a written notice to the purchase contract agent of its intention to settle the purchase contract with separate cash as described below under “—Notice to Settle with Cash” prior to 4:00 p.m., New York City time, on the second business day immediately prior to the purchase contract settlement date, and on or prior to the business day immediately preceding the purchase contract settlement date has delivered the $50 in cash per purchase contract. Settlement with separate cash may only be effected in integral multiples of 20 Corporate Units. If a holder of Corporate Units elects to settle with separate cash, upon receipt of the required cash payment, the related RSNs underlying the Corporate Units will be released from the pledge under the purchase contract and pledge agreement and delivered promptly to the purchase contract agent for delivery to the holder. The holder of the Corporate Units will then receive the applicable number of shares of our common stock on the purchase contract settlement date. The cash received by the collateral agent upon this settlement with separate cash may be invested in permitted investments, as defined in the purchase contract and pledge agreement, and the portion of the proceeds equal to the aggregate purchase price of all purchase contracts of such holders will be paid to us on the purchase contract settlement date. Any excess funds received by the collateral agent in respect of any such permitted investments over the aggregate purchase price remitted to us in satisfaction of the obligations of the holders under the purchase contracts will be distributed to the purchase contract agent for ratable payment to the applicable holders who settled with separate cash. If a failed remarketing has occurred, unless a holder of Corporate Units has elected to settle the related purchase contracts with separate cash and delivered the separate cash on or prior to the business day immediately preceding the purchase contract settlement date, the holder will be deemed to have elected to apply the put price against the holder’s obligations to pay the aggregate purchase price for the shares of our common stock to be issued under the related purchase contracts, thereby satisfying the obligations in full, and we will deliver to the holder our common stock pursuant to the related purchase contracts.

If a successful final remarketing has not occurred on or prior to April 12, 2021 (the last day of the final remarketing period), we will cause a notice of the failed remarketing of the RSNs to be published no later than 9:00 a.m., New York City time, on the business day immediately following the last date of the final remarketing period. This notice will be validly published by furnishing such information on Form 8-K or by making a timely release to any appropriate news agency, including Bloomberg Business News or the Dow Jones News Service.

Description of the Remarketable Junior Subordinated Notes

The following summary description sets forth certain terms and provisions of the 2018 Series A 3.70% remarketable junior subordinated notes due 2031 (the “RSNs”).

General

We will issue the RSNs as debt securities under the junior subordinated indenture. We may issue an unlimited amount of other securities under the subordinated indenture which are on parity with the RSNs.

The RSNs will be our unsecured and subordinated obligations and will be subordinated to all of our Priority Indebtedness (as defined under “—Subordination”). Additional information about our current outstanding indebtedness and the relative priorities of our indebtedness is described below under “—Ranking.”

The RSNs will be issued in fully registered form only, without coupons. Any RSNs that are issued as separate securities as a result of the creation of Treasury Units or in connection with an early settlement, early settlement upon a fundamental change, a remarketing, a termination or a settlement with separate cash will be initially represented by one or more fully registered global securities (the “global securities”) deposited with the indenture trustee, as custodian for DTC, as depository, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a global security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Issuance—The Depository Trust Company.” The authorized denominations of the RSNs will be $1,000 and any larger amount that is an integral multiple of $1,000. However, if a holder is entitled to receive RSNs in an aggregate principal amount that is not an integral multiple of $1,000 upon termination of the purchase contracts as described under “Description of the Purchase Contracts—Termination” above, we will issue upon request of the purchase contract agent RSNs in denominations of $50 and integral multiples thereof. Except in certain circumstances described below, the RSNs that are issued as global securities will not be exchangeable for RSNs in definitive certificated form.

Each Corporate Unit includes a 1/20, or 5%, undivided beneficial ownership interest in an RSN having a principal amount of $1,000 that corresponds to the stated amount of $50 per Corporate Unit.

The RSNs will not be subject to a sinking fund provision and, prior to the purchase contract settlement date, will not be subject to defeasance. After the purchase contract settlement date, the RSNs will be subject to defeasance. The entire principal amount of the RSNs will mature and become due and payable, together with any accrued and unpaid interest thereon (other than deferred interest payments and compound interest thereon, with respect to any deferral period that begins prior to the purchase contract settlement date, which will be due and payable at the end of such deferral period as described below under “—Option to Defer Interest Payments”), on April 15, 2031. As described below under “—Put Option upon Failed Remarketing,” holders will have the right to require us to purchase their RSNs under certain circumstances. Except as set forth under “—Dividend and Other Payment Stoppages During Interest Deferral and Under Certain Other Circumstances,” the indenture will not contain any financial covenants or restrict us from paying dividends, making investments, incurring indebtedness or repurchasing our securities. The indenture does not contain provisions that afford holders of the RSNs protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other debt or issue preferred stock.

The RSNs are initially being offered in the aggregate principal amount of $250.0 million. If we issue additional Corporate Units as a result of the underwriters’ exercise of their over-allotment option, we may, without the consent of the holders of the RSNs, increase the principal amount of the RSNs and issue up to an additional $37.5 million principal amount of RSNs having the same ranking, interest rate, maturity and other terms as the RSNs. Any such new RSNs, together with the existing RSNs, will constitute a single series of securities under the indenture. The existing RSNs and any new RSNs having the same terms as the RSNs offered hereby subsequently issued under the indenture will be treated as a single series for all purposes under the indenture, including, without limitation, voting waivers and amendments.

We will not pay any additional amounts to holders of the RSNs in respect of any tax, assessment or governmental charge.

Ranking

The RSNs will be issued by us under a junior subordinated indenture (the “subordinated indenture”) between us and U.S. Bank National Association (referred to herein as the “indenture trustee”), as supplemented by a supplemental indenture, the terms of which are described in this prospectus supplement (the “first supplemental indenture” and, together with the subordinated indenture, the “indenture”). We may issue under the subordinated indenture additional debt securities that rank on parity with to the RSNs.

The RSNs will be unsecured and will rank junior in payment to all of our existing and future Priority Indebtedness, as described under “—Subordination.” The RSNs will also be effectively subordinated to all liabilities of our subsidiaries. All of our existing long-term debt is Priority Indebtedness. See “—Subordination.”

Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the RSNs is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of the RSNs will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. As of December 31, 2017, we had approximately $1,140 million principal amount of outstanding long-term debt on an unconsolidated basis that will be senior to the RSNs. In addition, we were obligated as of that date under other obligations included in the definition of Priority Indebtedness to which the RSNs will be subordinated pursuant to the terms of the indenture. We do not have any debt securities outstanding that would rank on parity with, or junior to, the RSNs. The provisions of the indenture do not limit the amount of indebtedness or preferred stock issuable by our subsidiaries. We and our subsidiaries expect to incur additional indebtedness from time to time.

Principal and Interest

The RSNs will mature on April 15, 2031 (the “stated maturity date”) and will initially bear interest from the date of original issuance at the rate of 3.70% per annum. Subject to any deferral as described below under “—Option to Defer Interest Payments,” and subject to the changes to the interest payment dates made pursuant to a successful remarketing, interest will be payable quarterly on January 15, April 15, July 15 and October 15 of each year (each, an “interest payment date”), commencing on July 15, 2018, and at maturity. Subject to certain exceptions, the indenture provides for the payment of interest on an interest payment date only to persons in whose names the RSNs are registered at the close of business on the record date, which will be the close of business on the first day of the calendar month immediately preceding the calendar month in which the applicable interest payment date falls (whether or not a business day). Notwithstanding the foregoing, any interest payable at maturity will be paid to the person to whom principal is payable. Interest will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed in a 30-day month.

If any interest payment date, redemption date, maturity date or the date (if any) on which we are required to purchase the RSNs is not a business day, then the applicable payment will be made on the next succeeding day that is a business day, and no interest will accrue or be paid in respect of such delay. “Business day,” for purposes of the indenture, means any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close or a day on which the corporate trust office of the indenture trustee is closed for business.

The interest rate on the RSNs may be reset in connection with a successful remarketing, as described below under “—Interest Rate Reset.” However, if there is not a successful remarketing, the interest rate will not be reset and the RSNs will continue to bear interest at the initial interest rate, all as described below under “—Interest Rate Reset.” Except in the case of a failed final remarketing, interest on the RSNs following the optional remarketing settlement date or the purchase contract settlement date, as applicable, will be payable on a semi-annual basis.

Option to Defer Interest Payments

Prior to any successful remarketing of the RSNs, we may elect at one or more times to defer payment of interest on the RSNs for one or more consecutive interest periods. However, we will not be permitted to defer the interest payable on the purchase contract settlement date or the maturity date, and no interest payment may be deferred beyond the purchase contract settlement date or the maturity date, as applicable.

Deferred interest on the RSNs will bear interest at the interest rate applicable to the RSNs, compounded on each interest payment date to, but excluding, the interest payment date on which such deferred interest is paid, subject to applicable law. As used in this prospectus supplement, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the next interest payment date on which we have paid all accrued and previously unpaid interest (including compounded interest thereon) on the RSNs and (ii) (a) the purchase contract settlement date, in the case of a deferral period that begins prior to the purchase contract settlement date, or (b) the maturity date, in the case of a deferral period that begins after the purchase contract settlement date.

We will give the holders of the RSNs and the indenture trustee written notice of our election to begin a deferral period at least one business day before the record date for the interest payment date on which we intend to begin a deferral period. However, our failure to pay interest on any interest payment date will itself constitute the commencement of a deferral period (and will not constitute a default) unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral. We may pay deferred interest (including compounded interest thereon) in cash on any scheduled interest payment date occurring on or prior to (i) the purchase contract settlement date, in the case of a deferral period that begins prior to the purchase contract settlement date, or (ii) the maturity date, in the case of a deferral period that begins after the purchase contract settlement date; provided that in order to end a deferral period on any scheduled interest payment date other than the purchase contract settlement date or the maturity date, we must deliver written notice thereof to holders of the RSNs and the indenture trustee on or before the relevant record date.

In connection with any successful remarketing during the final remarketing period, all accrued and unpaid deferred interest (including compounded interest thereon) will be paid to the holders of the RSNs (whether or not such RSNs were remarketed in such remarketing) on the purchase contract settlement date in cash.

If we have paid all deferred interest (including compounded interest thereon) on the RSNs, we can again defer interest payments on RSNs as described above. The indenture does not limit the number or frequency of interest deferral periods.

If we have not paid all such deferred amounts (including compounded interest thereon) in cash for a period of 30 days following the end of the deferral period, we will be in default under the indenture. See “—Events of Default.” We currently do not intend to exercise our option to defer interest on the RSNs.

In connection with any successful remarketing of the RSNs, the interest deferral provisions will cease to apply to the RSNs.

Dividend and Other Payment Stoppages During Interest Deferral and Under Certain Other Circumstances

We have agreed that if a deferral period is continuing with respect to the RSNs or we have given notice of a deferral period and the deferral period has not yet commenced, then until all deferred interest (including compounded interest thereon) has been paid, we will not:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

(ii) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of our debt securities that rank on parity with, or junior to, the RSNs; or

(iii) make any guarantee payments under any guarantee by us of debt securities if the guarantee ranks on parity with, or junior to, the RSNs.

The restrictions listed above do not apply to:

(a) purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents, consultants or independent contractors or a stock purchase or dividend reinvestment plan, or the satisfaction of our obligations pursuant to any contract or security outstanding on the date the payment of interest is deferred requiring us to purchase, redeem or acquire our capital stock;

(b) any payment, repayment, redemption, purchase, acquisition or declaration of dividends described in clause (i) above as a result of a reclassification of our capital stock, or the exchange or conversion of all or a portion of one class or series of our capital stock, for another class or series of our capital stock;

(c) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date the payment of interest is deferred;

(d) dividends or distributions paid or made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date the payment of interest is deferred;

(e) redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan outstanding on the date the payment of interest is deferred or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

(f) payments on the RSNs, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes, or any guarantees of any of the foregoing, in each case, that rank equal in right of payment to the RSNs, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full; provided that, for the avoidance of doubt, we will not be permitted under the indenture to make interest payments in part;

(g) purchases of any RSNs upon exercise of the put right upon a failed remarketing as described under “—Put Option upon Failed Remarketing” below; or

(h) any payment of deferred interest or principal on, or repayment, redemption or repurchase of, parity or junior securities that, if not made, would cause us to breach the terms of the instrument governing such parity or junior securities.

Remarketing

The RSNs will be remarketed as described under “Description of the Purchase Contracts—Remarketing.”

Following any successful remarketing of the RSNs:

• the interest rate on the RSNs may be reset as described below and under “—Interest Rate Reset” below;
• interest will be payable on the RSNs semi-annually on April 15 and October 15 of each year;

• the RSNs will cease to be redeemable at our option, and the provisions described under “—Redemption at Our Option” and “—Redemption Procedures” below will no longer apply to the RSNs; and
• we will cease to have the ability to defer interest payments on the RSNs, and the provisions described under “—Option to Defer Interest Payments” above will no longer apply to the RSNs.

All such modifications will take effect only if the remarketing is successful, without the consent of holders, on the optional remarketing settlement date or the purchase contract settlement date, as the case may be, and will apply to all RSNs, whether or not included in the remarketing. All other terms of the RSNs will remain unchanged.

We will use commercially reasonable efforts to ensure that, if required by applicable law, a registration statement, including a prospectus, with regard to the full amount of the RSNs to be remarketed will be effective under the securities laws in a form that may be used by the remarketing agent in connection with the remarketing (unless a registration statement is not required under the applicable laws and regulations that are in effect at that time or unless we conduct any remarketing in accordance with an exemption under the securities laws).

In order to remarket the RSNs, the remarketing agent, in consultation with us, may reset the interest rate on the RSNs (either upward or downward) in order to produce the required price in the remarketing, as discussed under “Description of the Purchase Contracts—Remarketing.”

Remarketing of RSNs That Are Not Included in Corporate Units

At any time after we give notice of a remarketing (other than during a blackout period), holders of RSNs that do not underlie Corporate Units may elect to have their RSNs remarketed in such remarketing in the same manner as RSNs that underlie Corporate Units by delivering their RSNs along with a notice of this election to the custodial agent. The custodial agent will hold the RSNs separate from the collateral account in which the pledged securities will be held. Holders of RSNs electing to have their RSNs remarketed will also have the right to make or withdraw such election at any time on or prior to 4:00 p.m., New York City time, on the second business day immediately preceding the first day of an optional remarketing period or final remarketing period, as the case may be, in each case, other than during a blackout period. In the event of a successful remarketing during the optional remarketing period, each holder of separate RSNs that elects to have its RSNs remarketed will receive, for each $1,000 principal amount of RSNs sold, the remarketing price per RSN. The “remarketing price per RSN” means, for each $1,000 principal amount of RSNs, an amount in cash equal to the quotient of the Treasury portfolio purchase price divided by the number of RSNs having a principal amount of $1,000 included in such remarketing that are held as components of Corporate Units. For the purposes of determining the proceeds that the remarketing agent will seek to obtain for the RSNs in an optional remarketing, the “separate RSNs purchase price” means the amount in cash equal to the product of (1) the remarketing price per RSN and (2) the number of RSNs having a principal amount of $1,000 included in such remarketing that are not part of Corporate Units. In the event of a successful remarketing during the final remarketing period, each holder of separate RSNs that elects to have its RSNs remarketed will receive an amount, for each $1,000 principal amount of RSNs, equal to $1,000 in cash. Any accrued and unpaid interest on such RSNs, including any accrued and unpaid deferred interest (including compounded interest thereon), will be paid in cash by us, on the purchase contract settlement date.

Interest Rate Reset

In the case of a successful remarketing, the interest rate on the RSNs may be reset on the date of a successful remarketing and the relevant reset rate will become effective on the settlement date of the remarketing, which will be, in the case of an optional remarketing, the third business day following the optional remarketing date (or, if the remarketed RSNs are priced after 4:30 p.m. New York City time on the optional remarketing date, the fourth business day following the optional remarketing date) and, in the case of the final remarketing period, the purchase contract settlement date. If a reset occurs pursuant to a successful optional remarketing, the reset rate will be the interest rate determined by the remarketing agent, in consultation with us, as the rate the RSNs should bear in order for the remarketing proceeds to equal at least 100% of the Treasury portfolio purchase price plus the separate RSNs purchase price, if any. If a reset occurs pursuant to a successful final remarketing, the reset rate will be the interest rate determined by the remarketing agent, in consultation with us, as the rate the RSNs should bear in order for the remarketing proceeds to equal at least 100% of the principal amount of the RSNs being remarketed. In any case, a reset rate may be higher or lower than the initial interest rate of the RSNs depending on the results of the remarketing and market conditions at that time. However, in no event will the reset rate exceed the maximum rate permitted by applicable law. In addition, following a successful remarketing, interest on RSNs will be payable on a semi-annual basis on April 15 and October 15 of each year.

If the RSNs are not successfully remarketed, the interest rate will not be reset and the RSNs will continue to bear interest at the initial annual interest rate of 3.70%.

The remarketing agent is not obligated to purchase any RSNs that would otherwise remain unsold in the remarketing. None of the Company, the remarketing agent or any agent of the Company or the remarketing agent will be obligated in any case to provide funds to make payment upon tender of RSNs for remarketing.

Put Option upon Failed Remarketing

If the RSNs have not been successfully remarketed on or prior to the last day of the final remarketing period, holders of RSNs will have the right to require us to purchase their RSNs on the purchase contract settlement date, upon at least two business days’ prior notice in the case of RSNs that are not included in Corporate Units, at a price equal to the principal amount of such RSNs. In such circumstances, holders of RSNs that underlie Corporate Units will be deemed to have exercised such put right as described under “Description of the Purchase Contracts—Remarketing,” unless they settle the related purchase contracts with separate cash.

Redemption at Our Option

We may redeem the RSNs at our option only if there has been a failed final remarketing. In that event, any RSNs that remain outstanding after the purchase contract settlement date will be redeemable on or after April 15, 2023 at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the redemption date. We may at any time irrevocably waive the right to redeem the RSNs for any specified period (including the remaining term of the RSNs). We may not redeem the RSNs if the RSNs have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest has been paid in full on all outstanding RSNs for all interest periods terminating on or prior to the redemption date. Following a successful remarketing of the RSNs, the RSNs will cease to be redeemable at our option.

Redemption Procedures

We will send notice of any optional redemption to the registered holder of the RSNs being redeemed not less than 20 days and not more than 60 days before the redemption date. The notice of redemption will identify, among other things, the redemption date, the redemption price and that on the redemption date, the redemption price will become due and payable and that RSNs called for redemption will cease to accrue interest on and after the redemption date (unless there is a default on payment of the redemption price). By 11:00 am, New York City time, on the redemption date, we will deposit with the paying agent or the indenture trustee money sufficient to pay the redemption price of the RSNs to be redeemed on that date, together with any accrued interest on the RSNs to be redeemed to but excluding the date fixed for redemption. If we redeem less than all of the RSNs, and the RSNs are issued as global securities, the RSNs to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the RSNs to be redeemed are not issued as global securities, the indenture trustee will choose the RSNs to be redeemed by lot or in any manner that it deems fair and appropriate.

In the event the final remarketing fails, if you hold RSNs as part of Corporate Units you will be deemed to exercise your option to put the RSNs to us unless you elect to settle the purchase contracts with separate cash as described under “Description of the Purchase Contracts—Notice to Settle with Cash,” and we will apply the put price against your obligations under the purchase contracts. This remedy has the effect similar to an automatic redemption of the RSNs, but we do not have to give you prior notice or follow any of the other redemption procedures.

We may block the transfer or exchange of (i) all RSNs during a period of 15 days prior to the date on which notice of selection of the RSNs for optional redemption is given or (ii) any RSN being redeemed, except with respect to the unredeemed portion of any RSN being redeemed solely in part.

Events of Default

Each of the following is an “Event of Default” with respect to the RSNs:

• failure to pay required interest on the RSNs for 30 days;
• failure to pay when due principal on the RSNs;
• failure to pay the purchase price of any RSN on the purchase contract settlement date, if required under “—Put Option upon Failed Remarketing” above;
• failure to perform, for 90 days after notice, any other covenant in the indenture applicable to the RSNs, unless such period is extended or corrective action is initiated within such periods and is being diligently pursued; and
• certain events of bankruptcy or insolvency, whether voluntary or not.

If an Event of Default should occur and be continuing, either the indenture trustee or the holders of at least 25% in total principal amount of outstanding RSNs may declare each RSN immediately due and payable.

The holders of a majority in principal amount of outstanding RSNs may waive a default or Event of Default, other than a default in the payment of principal of, or interest on, the RSNs (including the redemption price or purchase price of the RSNs, if applicable), or a default or Event of Default with respect to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding RSN.

If any portion of the amount payable on the RSNs upon acceleration is considered by a court to be unearned interest, the court could disallow recovery of such portion.

The holders of a majority in principal amount of outstanding RSNs will be entitled to control certain actions of the indenture trustee. The indenture trustee generally will not be required to take any action requested, ordered or directed by any of the holders of the RSNs, unless one or more of such holders shall have offered to the indenture trustee security and/or indemnity satisfactory to it.

Before any holder of RSNs may institute action for any remedy, except payment on such holder’s RSNs when due, the holders of not less than a majority in principal amount of outstanding RSNs must request the indenture trustee to take action. Holders must also offer and give the indenture trustee security and/or indemnity satisfactory to it against liabilities incurred by the indenture trustee for taking such action.

We are required to annually furnish the indenture trustee a statement as to our compliance with all conditions and covenants under the indenture. The indenture trustee is required, within 90 days after the occurrence of a default, to give notice of all defaults to each holder of the RSNs. However, the indenture provides that the indenture trustee may withhold notice to the holders of the RSNs of any default, other than a default in the payment of principal of, or interest on, the RSNs (including the redemption price or purchase price of the RSNs, if applicable), if it considers withholding notice to be in the interests of the holders of the RSNs.

Consolidation, Merger or Sale

We will agree not to merge or consolidate with any other person or sell or convey all or substantially all of our assets to any person unless (i) either we are the continuing person, or the successor (if other than us) is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such person expressly assumes the due and punctual payment of the principal of and interest on the RSNs, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed by us by supplemental indenture in form satisfactory to the indenture trustee, executed and delivered to the indenture trustee by such person, and (ii) immediately after giving effect to such merger or consolidation, or such sale or conveyance, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will occur and be continuing.

In case of any such consolidation, merger or conveyance, such successor will succeed to and be substituted for us, with the same effect as if it had been named as us in the indenture, and in the event of such conveyance (other than by way of a lease), we will be discharged of all of our obligations and covenants under the indenture and the RSNs.